Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Form S-11 on Form S-8 Registration Statement No. 33-65934 of Taubman Centers, Inc., in Amendment No. 1 to Form S-3 Registration Statement No. 33-99636 of Taubman Centers, Inc., in Amendment No. 3 to Form S-3 Registration Statement No. 333-19503 of Taubman Centers, Inc., in Form S-3 Registration Statement No. 333-16781 of Taubman Centers, Inc., in Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-35433 and in Post-Effective Amendment No. 1 to Registration Statement No. 033-73038 on Form S-3 of Taubman Centers, Inc., of our reports dated February 7, 2003 (March 5, 2003 as to Note 21)(which reports express an unqualified opinion and include an explanatory paragraph relating to Taubman Centers, Inc.‘s changed method of accounting for the impairment and disposal of long-lived assets and Taubman Centers, Inc.‘s and the Unconsolidated Joint Ventures of Taubman Realty Group Limited Partnership’s changed method of accounting for derivative instruments) on the consolidated financial statements and the financial statement schedules of Taubman Centers, Inc. and the combined financial statements and the financial statement schedules of the Unconsolidated Joint Ventures of the Taubman Realty Group Limited Partnership appearing in this Annual Report on Form 10-K of Taubman Centers, Inc. for the year ended December 31, 2002.

Deloitte & Touche LLP

Detroit, Michigan
March 24, 2003